EXHIBIT 10.16

MEMORANDUM OF UNDERSTANDING (“MOU”)

Between Paul G. Kokx (“Kokx”) and VitriSeal, Inc. (“VTSL” or “Company”)

February 8, 2002

This MOU is occasioned by the fact that Paul Kokx has not, as of the date of this MOU, received paychecks for the bi-weekly pay periods ending January 13, 2002 and January 27, 2002.  Moreover, it is uncertain when the Company will be able to meet these obligations and its further obligations for pay for subsequent pay periods.  By their signatures below, Kokx and Liquitek Enterprises, Inc. (“LEI”), the parent company of VitriSeal, Inc., agree to the following terms for going forward.

1.             The Company is, in fact, in default on its obligations under the Kokx employment contract that has governed his employment since February 1, 2000, and Kokx therefore has the right to terminate the agreement under the provisions of paragraph 4.3 of said agreement.  The parties agree to proceed in their employment relationship as outlined below.

2.             The parties recognize each other’s objectives under the current situation as follows:

A.            Kokx objectives

i.              To obtain the full value of all that is due him under the existing employment agreement.

ii.             To have a security interest in Company assets that will protect his right to receive the values mentioned in item 2.A.i. above.

iii.            To continue helping the Company to sustain its identity and realize its potential for achieving its operating plans.

B.            VTSL objectives

i.              To conserve scarce cash resources.

ii.             To accrue further compensation only for work performed to the benefit of the Company, not just for the passage of time while the Company is unable to productively use Kokx’s time because of its cash shortage.

iii.            To have Kokx continue doing tasks that will sustain the viability of the business until funding is raised or the business is sold or liquidated.

iv.            To retain the potential for Kokx to function as the President of a successfully functioning VitriSeal, Inc.

3.             It is recognized by both parties that LEI faces a critical deadline with respect to other facets of its business, namely the possibility of a rescission of the Distech Ltd. acquisition if certain funding obligations are not met by March 31, 2002.  The Distech parties have until April 30, 2002 to exercise their rights if the funding is not achieved.  If the former shareholders of Distech Ltd. were to rescind the acquisition transaction, such meaning that LEI would have not raised adequate capital to go forward with its planned operations, it is expected that LEI would also move to sell or liquidate VTSL as a step toward the ultimate dissolution of LEI.  On the other hand, if the rescission is avoided, it will be because of the adequacy of capital formation, which is expected to leave the Company in a position to come current in its obligations to Kokx and carry forward the operations of VTSL as has been planned.  That period of time between now and either the exercise of the Distech rescission or the elimination of the Distech rescission rights, whichever eventually materializes, shall be known hereafter in this MOU as the “interim period.”

4.             In order to best meet the objectives of both parties as cited above, it is agreed that the existing employment agreement is, at least for the time being, considered terminated as of the end of the current pay period, i.e., February 10, 2002.  Accordingly, VTSL owes Kokx for the following items:

A.            Three pay periods during which he worked, i.e., those ending 1/13/02, 1/27/02 and 2/10/02.

B.            Any earned but unused vacation days through 2/10/02.

C.            Any as yet unpaid expense reimbursement claims.

D.            The health insurance premium for February 2002, plus that for future months as may be obligated under the provisions of paragraph 4.3(g) of the employment contract.

E.             One year’s salary as a severance allowance.

There are no bonuses payable for past or present periods, as neither VTSL nor LEI has met the operating objectives on which such bonuses are to be founded.  The remainder of Kokx’s options obtained under his employment agreement are deemed to be fully vested.

Items 4.A through 4.D above are to be paid as soon as funds are available to make such payments.  Item 4.E above is to be paid upon the sale or liquidation of the Company.

5.             During the interim period as defined above, Kokx is hereby permitted to seek consulting arrangements with other parties in order to maintain a personal income stream while the Company seeks to resolve its capital deficiency.  His consultancy practice may (and from LEI’s point of view is encouraged to) be operated out of the VitriSeal, Inc. facilities in Commerce Township.  Such consultancies must not be in conflict with the business of VitriSeal, Inc. and should be of a short term nature so that Kokx’s energies may be reapplied at the 100% level to the interests of VitriSeal, Inc. if LEI succeeds in eliminating the Distech rescission rights.  In that event, Kokx will have a reasonable allowance of time to conclude any consultancies with third parties existing at that time.

Kokx will also maintain a consulting relationship with the Company during this interim period at a rate of $85.00 per hour for work done on Company projects, so long as the Company remains current in the payment of consulting fees.  Kokx will render bi-weekly reports of his consulting hours on the same schedule as used by the Company’s payroll system, and the consulting fees therefore will be paid through the payroll system on a current basis.  The operations of the Company will be reduced to a bare minimum during this period.  Kokx will be expected to maintain those minimum essential operations that will keep the revival of our business viable once funding has been obtained, as though he were still employed as the President of the Company.  This will include maintaining communication with and serving prospective customers with whom Kokx has fostered relationships up to this time.  It does not require the development of new relationships unless such is mutually agreed as an expansion of his consultancy with the Company.  Should any potential new relationships that might have long term favorable implications for the Company come to Kokx’s attention during the interim period, he is to make these known to LEI so they can make a decision whether or not to expand his consultancy responsibilities.

6.             Should the Distech rescission be avoided through LEI succeeding in raising the necessary capital, the Kokx employment agreement for the 2/1/00 through 1/31/04 period will be reinstated.  The funding that eliminates the rescission rights will be used, in part, to pay off any remaining obligations for items 4.A, 4.C and 4.D above. Any unused vacation time that has not been paid off will be restored to the books as available vacation time.  The severance allowance accrued to the end of the interim period under this circumstance will be rescinded.  And finally, the options granted under the original employment agreement will be replaced with a more favorable option package recognizing the conditions that have prevailed and the then-current expectations for future performance of LEI and its stock.

7.             Should the Distech rescission be effected, LEI will have 30 days (for purposes of this agreement) to decide to sell/liquidate VTSL or to operate VTSL. Should LEI decide to operate VTSL after the Distech rescission, their relationship with Kokx will be as described under the avoidance of rescission discussion in item 6 above, as a decision to further operate is presumed to be based on the presence of enough funds to satisfy remaining obligations to Kokx and fund ongoing operations.  Should LEI decide to sell or liquidate VTSL, Kokx will, in his consulting capacity, help to sell or liquidate the Company.  Liquitek Enterprises, Inc. will then be responsible for honoring all of the remaining obligations of VTSL under item 4 above.  It is expected that these obligations would be met out of the proceeds from the sale or liquidation of the Company.  The Company hereby promises to not dispose of any of its assets prior to the avoidance or exercise of the Distech rescission without Kokx’s express written consent.  The Company warrants that all tax obligations on its assets have been met, and no other liens on these assets exist.  LEI also promises to grant Kokx a lien, to be perfected with an appropriate UCC-1 filing, on all of the assets of the Company to secure these obligations to Kokx at such time as the Distech rescission is effected and the decision to sell or liquidate VitriSeal, Inc. is reached.  The lien will provide LEI with a period of 6 months to sell/liquidate VTSL at its initiative; thereafter Kokx may foreclose on liened properties at his initiative to achieve his satisfaction of the Company’s obligations to him.  It is acknowledged that this arrangement gives LEI a better chance to raise the funds needed to avoid the Distech rescission and the sale or liquidation of VitriSeal, Inc. while giving Kokx protection in the event of selling or liquidating the Company.

By their signatures below, the parties to this MOU acknowledge their agreement with the foregoing.

PAUL G. KOKX, an individual		VITRISEAL, INC.

/s/ Paul G. Kokx	2/8/02	by	/s/ John W. Nagel	2/8/02
Paul G. Kokx	date	John W. Nagel,		date
President of Liquitek Enterprises, Inc., the Parent company of VitriSeal, Inc.